Exhibit 11
                            THERMO CARDIOSYSTEMS INC.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                 ----------------------------
                                                   March 30,         April 1,
                                                        1996             1995
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 Computation of Primary
   Earnings per Share:

 Net Income (a)                                  $ 2,411,000      $ 1,152,000
                                                 -----------      -----------

 Shares:
   Weighted average
     shares outstanding                           24,178,526       22,853,606

   Add: Shares issuable from assumed
        conversion of subordinated
        convertible debentures                       525,338        1,517,939

        Shares issuable from assumed
        exercise of options (as
        determined by the application
        of the treasury stock method)                328,794          302,379
                                                 -----------      -----------

   Weighted average shares
     outstanding, as adjusted (b)                 25,032,658       24,673,924
                                                 -----------      -----------

 Primary Earnings per Share (a) / (b)            $       .10      $       .05
                                                 ===========      ===========